AMERICAN STORES COMPANY                                               EXHIBIT C

1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


          1. NAME OF PLAN. This plan shall be known as the "American Stores Company 1997 Stock Plan for Non-Employee Directors" and is hereinafter referred to as the "Plan."

          2. PURPOSE OF PLAN. The purpose of the Plan is to enable American Stores Company, a Delaware corporation (the "Corporation"), to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the Corporation, and to solidify the common interests of its directors and stockholders in enhancing the value of the Corporation's common stock, par value $1.00 per share (the "Common Stock"). The Plan seeks to encourage the highest level of director performance by providing such directors with a proprietary interest in the Corporation's performance and progress by crediting them with Common Stock annually as part of their annual retainer.

          3. EFFECTIVE DATE AND TERM. The Plan shall be effective as of July 1, 1997, subject to approval by Common Stock present or represented and entitled to vote at a meeting of shareholders of the Corporation not later than July 1, 1997, and shall remain in effect until amended or terminated by action of the Board.

          4. ELIGIBLE PARTICIPANTS. Each member of the Board on the date of the 1997 Annual Shareholders' Meeting and from time to time thereafter who is not a full-time employee of the Corporation or any of its subsidiaries shall be a participant ("Participant") in the Plan. Each credit of shares of Common Stock pursuant to the Plan shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Corporation and a Participant, if such an agreement is required by the Corporation to assure compliance with all applicable laws and regulations.

          5. CREDIT OF SHARES. (a) On July 1, 1997, each Participant shall be credited with a number of shares of Common Stock set forth opposite his or her name on Exhibit `A'' attached hereto (the "Retirement Stock"), as full payment for the Participant's interest in the American Stores Company Retirement Plan for Non-Employee Directors, which will be terminated on the effective date of the Plan. The Retirement Shares shall be subject to the provisions of Section 6.

          (b) Commencing July 1, 1997, as part of the retainer payable to each Participant for service on the Board, each Participant shall become entitled to receive shares of Common Stock subject to any applicable restrictions set forth in Section 6 hereof. Subject to paragraph (c) below, each Participant shall be credited each year for service on the Board with 1,000 shares of Common Stock (the "Stock Retainer"). The Stock Retainer for each year shall be credited as of July 1 of each year during the term of the Plan, commencing July 1, 1997 (the "Grant Date").

          (c) Any person who becomes a nonemployee director following July 1 of any year during the term of the Plan, whether by appointment or election as a director or by change in status from a full-time employee, shall be credited, upon becoming a non-employee director, as a portion of the compensation to be paid to such Participant until the next Annual Meeting of Shareholders, with a number of shares of Common Stock equal to the product of 1,000 times a fraction, the numerator of which is the number of full weeks remaining until June 30 of the following year and the denominator of which is 52; provided that no fractional shares shall be credited and the number of shares of Common Stock to be credited pursuant to this paragraph (b) shall be rounded up to the next whole number.

          6. DELIVERY OF SHARES. (a) All Retirement Stock and Stock Retainers credited to a Participant, together with the "Dividend Equivalent Amount" (as defined in paragraph (c) below) with respect thereto, shall be delivered to the Participant or the Participant's estate or legal guardian on, or beginning on, the Delivery Date (as defined in paragraph (b) below), in accordance with this
Section 6; provided, however, that in the case of Stock Retainers, all rights thereto shall be forfeited if the Participant terminates service as a director prior to the first annual shareholders' meeting at which directors are to be elected occurring after the Grant Date.

          (b) The "Delivery Date" means the first date upon which one of the following events occurs:

         (i)   Death of the Participant;

        (ii) In the case of the Retirement Stock, the later of the date (i) the Participant attains age 65, or (ii) ceases to serve as a Director, if no Installment Delivery Election is in effect or, if such election is in effect, the date specified therein;

       (iii)   Change in Control (as hereinafter defined); or

        (iv) In the case of Stock Retainers, the first anniversary of the Grant Date if no Installment Delivery Election is in effect or, if such election is in effect, the date specified therein.

          (c) The "Dividend Equivalent Amount" for a given dividend or distribution means a number of shares of Common Stock having a value, as of the date such Dividend Equivalent is credited to a Participant's account, equal to the amount of cash, plus the fair market value on the date of distribution of any property, that is distributed with respect to one share of Common Stock pursuant to such dividend or distribution; such fair market value to be determined by the Committee in good faith.

          (d)  If a Participant's Delivery Date is described in clause (i) or
(iii) of paragraph (b), all Stock Retainers and Retirement Stock and all Dividend Equivalent Amounts with respect thereto shall be delivered at one time, as soon as practicable after the Delivery Date. A Participant may make an Installment Delivery Election pursuant to paragraph (e) below to have the Retirement Stock, Stock Retainers and Dividend Equivalent Amounts with respect thereto delivered in a lump sum or in installments over a specified period (the "Applicable Delivery Period"). If the Participant has a valid Installment Delivery Election in effect, then the Retirement Stock and/or Stock Retainers, together with the Dividend Equivalent Amounts with respect thereto, shall be de-livered in a lump sum or in installments over the Applicable Delivery Period, with the first such installment being delivered on the first anniversary of the Deferred Delivery Date; provided, that if in order to equalize such installments, fractional shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole share; and provided, further, that for purposes of determining the Dividend Equivalent Amounts with respect to Retirement Stock or Stock Retainers being delivered in installments, Retirement Stock or Stock Retainers shall be deemed to be distributed in the order they were credited to the Participant (i.e., on a first-in, first-out (FIFO) basis). If any Retirement Stock, Stock Retainers and Dividend Equivalent Amounts of a Participant are to be delivered after the Participant has died or become legally incompetent, they shall be delivered to the Participant's estate or legal guardian, as the case may be, in accordance with the foregoing schedules; provided, that if the Participant dies with a valid Installment Delivery Election in effect, and the legal representatives of the Participant's estate so request, the Committee (as defined in Section 13 below) may (but shall not be obligated to) deliver all remaining undelivered Retirement Stock, Stock Re-tainers and Dividend Equivalent Amounts to the Participant's estate immediately. References to the Participant in this Plan shall be deemed to refer to the Participant's estate or legal guardian, where appropriate.

          (e) An Installment Delivery Election means a written election by a Participant, on such form as may be prescribed by the Committee (as defined in Section 13 below), to receive delivery of Retirement Stock, Stock Retainers and Dividend Equivalent Amounts in a lump sum or in installments over a specified period, as more fully described in paragraph (d) above. Once made, an Installment Delivery Election may be superseded by another Installment Delivery Election or revoked in writing by a Participant. However, in order for any initial or superseding Installment Delivery Election or revocation thereof to be valid, it must be received by the Committee (i) before a Delivery Date described in clause (i) of paragraph (b) above, and (ii) at least one year before a Deferred Delivery Date described in clause (iv) of paragraph (b) above. In the case of multiple Installment Delivery Elections and/or revocations by any Par-ticipant, the most recent valid Installment Delivery Election or revocation in effect as of the Delivery Date shall be controlling.

          (f) The Corporation may, but shall not be required to, create a grantor trust or utilize an existing grantor trust (in either case, the "Trust") to assist it in accumulating the shares, cash and other property needed to fulfill its obligations under this Section 6. On each date when a Stock Retainer is credited to a Participant, the Corporation shall contribute such Stock Retainer to the Trust. However, Participants shall have no beneficial or other interest in the Trust and the assets thereof, and their rights under the Plan shall be as general creditors of the Corporation, unaffected by the ex-istence or nonexistence of the Trust, except that deliveries of Stock Retainers and payments of cash and other property to Participants from the Trust shall, to the extent thereof, be treated as satisfying the Corporation's obligations under this Section 6.

          7. STOCK OPTIONS. Commencing July 1, 1997, as part of the retainer payable to each Participant for service on the Board, each Participant who satisfies the Minimum Ownership Requirement (as defined below) shall be entitled to receive a stock option grant entitling the Participant to acquire 600 shares of the Corporation's Common Stock (`Options''), which Options shall be granted at an exercise price equal to the fair market value of the Common Stock subject thereto on the date of grant. Such Options shall have a term of ten years and shall become exercisable in two equal annual installments of 300 shares each commencing one year from the date of grant. The Options for each year shall be granted as of July 1 of each year during the term of the Plan, commencing July 1, 1997; provided, that if July 1 is not a business day on which the New York Stock Exchange is open for trading, the Options shall be granted as of the first such business day following July 1. The Options shall be nonqualified stock options and shall be subject to the terms and conditions of the American Stores Company 1997 Stock Option and Stock Award Plan as if set forth in their entirety herein; provided, that if and to the extent that such terms and conditions are inconsistent with the terms and conditions of the Plan, the Plan shall be controlling. The Minimum Stock Ownership Requirement shall be 3,000 shares of the Corporation's Common Stock; provided, that persons first becoming directors of the Corporation on or after February 2, 1997 shall have 36 months from the date they become a director to satisfy the Minimum Stock Ownership Requirement. Any person who becomes a non-employee director after July 1 of any year during the term of the Plan will be granted a number of Options equal to the product of 600 times a fraction, the numerator of which is the number of full weeks remaining until June 30 of the following year and the denominator of which is 52; provided that options will not be granted with respect to fractional shares and the number of Options to be granted pursuant to this paragraph (b) shall be rounded up to the next whole number.

          8. SHARE CERTIFICATES; VOTING AND OTHER RIGHTS. The certificates for shares delivered to a Participant or the trustee of the Trust, if any (the "Trustee"), pursuant to Section 6 above shall be issued in the name of the Participant or the Trustee, as the case may be, and the Participant or the Trustee, as the case may be, shall be entitled to all rights of a shareholder with respect to Common Stock for all such shares issued in his name, including the right to vote the shares, and the Participant or the Trustee, as the case may be, shall receive all dividends and other distributions paid or made with respect thereto.

          9. CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if any of the following events shall have happened:

         (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); excluding, however, the following: (1) Any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) Any acquisition by the Corporation, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection
     (iii) of this Section 9; or

        (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation's share-holders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promul-gated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

       (iii) The consummation by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will ben-eficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a cor-poration which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board which approved the agreement providing for the Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

          10. GENERAL RESTRICTIONS. (a) Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

          (i) Listing or approval for listing upon notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

         (ii) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

          (b) Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements for the Participants.

          (c) No Common Stock received by a Participant pursuant to the Plan may be sold until at least six months after the date such Common Stock was granted.

          11. SHARES AVAILABLE. Subject to Section 12 below, the maximum number of shares of Common Stock which issued pursuant to the Plan is 250,000. Shares of Common Stock issuable under the Plan shall be taken from authorized but unissued or treasury shares of the Corporation as shall from time to time be necessary for issuance pursuant to the Plan.

          12. CHANGE IN CAPITAL STRUCTURE. In the event of any change in the Common Stock by reason of any stock dividend, stock split, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Committee (as defined in Section 13 below) in the number and kind of shares subject to the Plan and any other relevant provisions of the Plan, whose determination shall be binding and conclusive on all persons.

          13. ADMINISTRATION; AMENDMENT. (a) The Plan shall be administered by a committee consisting of the Chief Executive Officer, the President and the Chief Financial Officer of the Corporation (the "Committee"), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable.

          (b) The Board may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Corporation without further approval of the Corporation's stockholders, provided that to the extent required to qualify transactions under the Plan for exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 ("Rule 16b-3") no amendment to the Plan shall be adopted without further approval of the Corporation's shareholders in the manner prescribed in Section 3 hereof and, provided further, that if and to the extent required for the Plan to comply with Rule 16b-3, no amendment to the Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of Common Stock hereunder other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.

          (c)  The Board may terminate the Plan at any time.

          (d) Notwithstanding any other provision of the Plan, neither the Board nor the Committee shall be authorized to exercise any discretion with respect to the selection of persons to receive grants under the Plan or concerning the amount or timing of grants under the Plan.

          14. MISCELLANEOUS. (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Corporation's shareholders or to limit the rights of the shareholders to remove any director.

          (b) The Corporation shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, payment by a Participant of any taxes required by law with respect to the issuance or delivery of such shares.

          15. GOVERNING LAW. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.


         EXHIBIT A TO 1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                   SCHEDULE OF RETRIEMENT SHARES

                            Number of       Number of
                               Shares          Shares      Number of
                           Retirement        Retainer          Stock
Name of Director                Stock           Stock        Options

Pamela G. Bailey                    0           1,000            600
Henry I. Bryant                 3,250           1,000            600
Louis H. Callister (1)          9,500               0              0
Arden B. Engebretsen           11,500           1,000            600
James B. Fisher                12,000           1,000            600
Fernando R. Gumucio             5,000           1,000            600
Leon G. Harmon                 12,000           1,000            600
Donald B. Holbrook (1)          2,250               0              0
John E. Masline                11,500           1,000            600
Barbara Scott Prieskel         12,000           1,000            600
J. L. Scott                     4,000           1,000            600
Arthur K. Smith                 3,500           1,000            600

All current non-employee       86,500          10,000          6,000
  directors as a group

(1) The term of office for Messrs. Callister and Holbrook will not continue beyond June 17, 1997.